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                                                                     Exhibit 99

EXPERTS

The financial statements and financial statement schedules included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph relating to a change in accounting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively). Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.